CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


Kingdom Ventures, Inc.

Gentlemen:

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 31, 2003 included in Kingdom Ventures, Inc.'s Form 10-KSB for the year ended January 31, 2002 and to all references to our Firm included in this Registration Statement.

/s/     Wrinkle, Gardner & Co., P.C.

Wrinkle, Gardner & Co., P.C.

March 19, 2003


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